EXHIBIT 10.14

EISENBERG COMMUNICATIONS
295 CENTRAL PARK WEST
NEW YORK, NY 10024
(212) 496-6828

AGREEMENT

FOR CORPORATE COMMUNICATIONS/MEDIA

AND INVESTOR RELATIONS PROGRAM

FOR

NUCON-RF, INC.

The following is an Agreement governing a corporate communications/media and investor relations program Eisenberg Communications will implement on behalf of NUCON-RF, Inc. (NUCON). The broad goal of this program will be to position NUCON, in the media and financial community as a leading provider of radiological protection and radiological waste management services.

In consideration of the covenants and agreements herein, and for other good and valuable consideration, the parties agree as follows:

1. Eisenberg Communications will devise and execute a corporate communications and media relations campaign for NUCON whose goal will be the consistent production of clear, compelling Company news and the placement of this news in as many strategic media outlets as possible. Specifically, Eisenberg Communications will:

a. Regularly confer with management to identify and refine all essential media messages relevant to presenting the Company as a unique, highly attractive player in its sector.

b. Identify the specific media targets likely to be receptive to the above messages.

c. Produce Company press releases which are positive, clear and market-driven and distribute them to a broad spectrum of key media targets.

d. Make best efforts to place feature stories on NUCON in the major business/financial media.

e. Develop and maintain a priority fax/e-mail list including friends of NUCON and key media professionals. Individuals on this list will receive Company news instantly upon release via distribution by a leading wire service.

f. Assist NUCON in the writing and/or editing of all Company communications materials, including corporate profiles, newsletters, brochures and web site copy.

g. Help management refine its PowerPoint presentation, reflecting the change in Company messages and new achievements/goals.

2. Eisenberg Communications will execute an investor relations program designed to broaden investor awareness and support of NUCON through a variety of contact activities with brokers, analysts and small-cap funds. This program will include the following endeavors:

a. Initiate immediately a "grass roots" campaign in which NUCON will be aggressively introduced to a vast audience of brokers and analysts at smaller regional firms and key producers at larger national firms. Most of these individuals have had a long-standing relationship with Eisenberg Communications and are interested in new companies we choose to represent. Our primary objective will be to simplify and sharpen the NUCON story for these contacts, thereby enabling them to readily express the Company's investment advantages to their clients.

b. Follow through with the above contacts. About half of this initial group will likely participate; these individuals will receive ongoing communications regarding the Company's progress via phone/fax contact, e-mail, press releases and other materials.

c. Contact referrals from the above investors and initiate contact with new brokers and analysts we believe are good candidates to hear the NUCON story.

d. Increase NUCON's "stock visibility." We will achieve this goal by widening the Company's stock distribution/ownership, thereby increasing volume and liquidity.

e. Work with management to develop an attractive and inviting investor package. This can be an actual package or, preferably, a frequently updated section on NUCON's website displaying selected financial information, press releases, backgrounders and other marketing materials. This, along with NUCON news stories that appear as a result of Eisenberg Communications' media relations efforts, will greatly support the objectives listed above.

f. Widen the net. We will generate additional investment interest by organizing one-on-one and small broker meetings at which management or other representatives of the Company can make presentations. These meetings will

include only carefully screened individuals, all of whom will be supplied with NUCON information in advance. They can be scheduled according to management's travel schedule or, more often, be done as a conference call.

g. Raise the bar. As the stock price begins to appreciate with greater volume and liquidity, Eisenberg Communications will approach analysts and fund managers of small-cap funds and institutions who have demonstrated a strong interest in small-cap companies. We have worked with a number of such individuals before; these relationships can lead to their investment in NUCON stock and the participation of other professionals in their "circle." Often, this level of activity will be a catalyst for informal recommendations of the stock and/or analyst coverage and research reports.

h. Identify presentation opportunities for NUCON at appropriate investor conferences, according to the availability of management.

i. Set up conference calls for management to comment on quarterly results and other material events. Eisenberg Communications will provide extensive support and guidance to management in preparing for these calls, including input on setting the proper tone, scripting the best possible opening statement and fully preparing for prospective Q's & A's. The conference call has now become an expected event from responsible public companies; we therefore suggest NUCON does at least the four quarterly results calls for shareholders each year.

j. Work with management to develop a strategy for listing NUCON on AMEX or NASDAQ Small Cap, contingent upon satisfaction of certain financial and stock price requirements;

k. Provide additional capital. If requested, Eisenberg Communications will introduce NUCON to individuals who directly, or through secondary introductions, may provide financing(s) to the Company. Eisenberg Communications shall be entitled to an appropriate finder's fee(s), to be negotiated in good faith by both parties at the time such financing(s) is (are) successfully completed.

3. The length of this Agreement will be one year, commencing on August 7, 2006 and concluding on August 6, 2007.

4. As compensation for the activities described above, NUCON will issue to Eisenberg Communications:

a. A fee of $5,000 per month, payable by the fifteenth day of the month; and

b. Four hundred thousand (400,000) restricted shares of NNRF common stock, to be issued to individuals and in amounts designated by Eisenberg Communications. All four hundred thousand (400,000) of these shares shall be issued within 30 days of the start of the Agreement. All issued shares shall be entitled to piggyback registration rights.

5. All the above-mentioned 400,000 shares shall be entitled to the same rights, e.g., dividends, splits, as other NNRF common shares.

6. Following the first 30 days, the Agreement is cancelable by either party with 30 days notice. Should NUCON decide to cancel the Agreement within the first 60 days, Eisenberg Communications would be entitled to the first two months' fees, but lose its piggyback registration rights on its delivered shares.

7. Eisenberg Communications acknowledges that it may receive from time to time material non-public information concerning NUCON and other parties involved with NUCON. Eisenberg Communications, on behalf of itself and its affiliates, acknowledges that it is familiar with the Federal securities laws and regulations outlawing insider trading and represents and covenants it shall act in strict accordance with such laws and regulations at all times.

8. NUCON agrees to reimburse Eisenberg Communications for travel and other out-of-pocket expenses that have been pre-approved by the Company. All routine office expenses including telephone are the responsibility of Eisenberg Communications.

9. NUCON agrees to provide such information about its operations, principals and activities as Eisenberg Communications may request in order to perform the services set forth above.

10. Eisenberg Communications agrees not to willfully make untrue or misleading statements about NUCON and agrees to comply with all State and Federal securities laws and regulations.

The above constitutes the entirety of the Agreement between Eisenberg Communications and NUCON. Any item not covered above shall be resolved in good faith by both parties.

For Eisenberg Communications:

/s/ Eric Eisenberg
Eric Eisenberg

8/7/06
Date

For NUCON-RF, Inc.:

/s/ J. Holt Smith
J. Holt Smith

8/7/06
Date